Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

Mannatech, Incorporated
Coppell, Texas

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our reports dated March 18, 2014, relating to the consolidated financial statements and schedule of Mannatech, Incorporated in the Company’s Annual Report on Form 10-K for the year ended December 31, 2013.

BDO USA, LLP
Dallas, Texas
July 14, 2014